Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           ENVIRONMENT-ONE CORPORATION

                Under Section 805 of the Business Corporation Law

               The   undersigned,   being  the   Chairman   and   Secretary   of
Environment-One Corporation (the "Corporation"), do hereby certify that:

               1. The name of the corporation is Environment-One Corporation. The name under which the Corporation was formed is Environmental Technology, Inc.

               2. The Corporation's Certificate of Incorporation was filed on December 10, 1968.

               3. The Corporation's Certificate of Incorporation is amended to provide for a classified Board of Directors and related matters dealing with the Board of Directors as set forth in the following Article FOURTH which shall replace in full the current Article FOURTH:

               The Board of Directors shall be divided into three classes as nearly equal in number as possible. Initially, the directors of the first class shall be nominated and elected for a term of one year; the directors of the second class for a term of two years; and the directors of the third class for a term of three years; and at each annual election the successors to the class of directors whose terms shall expire in that year shall be elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. The current directors shall be assigned a designated class as determined by the Board of Directors, and the number of directors on the Board shall be determined from time to time by resolution of the Board of Directors. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board of Directors, there shall be no classification of the additional directors until the next annual meeting of stockholders. Any or all of the directors may be removed from office by shareholders only for cause and only upon the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of common stock entitled to vote generally in the election of directors.

               The provisions of this Article FOURTH may only be amended, revised or repealed by the affirmative vote of the holders of not less than seventy-five (75%) of the outstanding shares of common stock entitled to vote.

               4. This Amendment to the Certificate of Incorporation was authorized by a vote of the Board of Directors, followed by the affirmative vote of the holders of more than a majority of all outstanding share of the stock of the Corporation entitled to vote thereon at a meeting of the shareholders duly noticed and held in accordance with the New York Business Corporation Law.

               IN WITNESS WHEREOF, we have signed this Certificate the 8th day of October, 1996 and affirm that its contents are true under penalties of perjury.

                                                    /s/ Stephen V. Ardia
                                                    --------------------
                                                    Stephen V. Ardia, Chairman
                                                    CEO and President



                                                   /s/ Edward J. Grogan
                                                   --------------------
                                                   Edward J. Grogan, Secretary